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                                                                   Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3) and related Prospectus of America Service Group Inc. for the registration of 480,000 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2002, except for Note 10, as to which the date is March 15, 2002, with respect to the consolidated financial statements and schedule of America Service Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, as amended, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Nashville, Tennessee


October 16, 2002